Exhibit 99.1

Insulet Corporation Appoints Michael R. Minogue and James C. Mullen to Board of Directors

BILLERICA, Mass.--(BUSINESS WIRE)--August 10, 2017--Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the leader in tubeless insulin pump technology with its Omnipod® Insulin Management System, today announced the appointments of Michael R. Minogue and James C. Mullen to the Company’s Board of Directors. Insulet also announced that Regina Sommer and Joseph Zakrzewski have retired from the Company’s Board of Directors.

“We are delighted to welcome Mike and Jim to the Insulet Board,” said Patrick Sullivan, Chairman and Chief Executive Officer. “Both are accomplished executives with impressive track records in the healthcare and biotech industries. They bring global leadership experience to Insulet and are outstanding and highly-complementary additions to the Board as we execute our global strategic growth initiatives.”

Mr. Sullivan continued, “Insulet has been well served by Reggie’s and Joe’s long-standing dedication and contributions. Their active engagement throughout their tenure has advanced the Company’s growth and success, and we sincerely thank them for their years of valued service.”

About Michael R. Minogue:

Mr. Minogue is the Chief Executive Officer, President and Chairman of Abiomed Inc., a global leader in healthcare technology and innovation. A seasoned business executive with more than two decades of experience, he joined Abiomed from GE Healthcare, where he holds three patents and spent 11 years developing expertise in sales, marketing, product development, information technologies and software/service operations. He currently serves on the Board of Directors of AdvaMed, is the Chairman of the Medical Device Innovation Consortium, and serves as the Chairman of the Governor’s Advisory Council on Veterans’ Services for the Commonwealth of Massachusetts. He is also on the Board of Managers for Bioventus LLC and recently stepped down from his position as Chairman after concluding ten years of service on the Board of Directors for MassMEDIC. Mr. Minogue is the Co-Founder and Chairman of the Mentoring Veterans Program (MVPvets), a nonprofit organization that helps military veterans network with industry mentors to discover career opportunities in the life sciences industries. He served as an Infantry officer in the U.S. Army, which included multiple distinctions, including Airborne Ranger, Desert Storm Veteran and he was awarded the Bronze Star. Mr. Minogue received a BS, Engineering Management from the United States Military Academy at West Point and an MBA from the University of Chicago.

About James C. Mullen:

Mr. Mullen, a 30-year veteran of the biotech industry, is Chief Executive Officer of Patheon N.V., a leading global provider of pharmaceutical development and manufacturing services, which recently announced an agreement to be acquired by Thermo Fisher Scientific Inc. Prior to joining Patheon, from 2003 to 2010, Mr. Mullen served as Chief Executive Officer and President at Biogen, one of the world’s largest biotechnology companies. Mr. Mullen held various operating positions at Biogen prior to becoming Chief Executive Officer, including Vice President, Operations, as well as several key manufacturing and engineering positions, and spent over nine years at SmithKline Beecham. His areas of expertise include biotechnology, pharmaceuticals, specialty chemicals, manufacturing, engineering, sales and marketing. He previously served on the Board of Directors of PerkinElmer and also as Chairman of the Biotechnology Innovation Organization. Mr. Mullen received a BS, Chemical Engineering from Rensselaer Polytechnic Institute and an MBA from Villanova University.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD) is an innovative medical device company dedicated to making the lives of people with diabetes easier. Insulet seeks to expand the use of insulin pump therapy with its Omnipod Insulin Management System among people with insulin-dependent diabetes. The Omnipod System is a revolutionary and easy-to-use tubeless insulin pump that provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet's Delivery Systems business partners with global pharmaceutical and biotechnology companies to adapt the Omnipod technology platform for the delivery of subcutaneous drugs across multiple therapeutic areas. Founded in 2000, Insulet Corporation is based in Billerica, Massachusetts. For more information, please visit: http://www.myomnipod.com.

CONTACT:
Investor Relations and Media Contact:
Insulet Corporation
Deborah R. Gordon, 978-600-7717
Vice President, Investor Relations and Corporate Communications
dgordon@insulet.com